SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 21, 2014 (July 16, 2014)

TORCHMARK CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-08052	63-0780404
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer ID No.)

3700 South Stonebridge Drive, McKinney, Texas 75070

(Address of principal executive offices)

Registrant’s telephone number, including area code: (972) 569-4000

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 16, 2014, Torchmark Corporation (Torchmark) and its subsidiary TMK Re Ltd. (TMK Re) entered into an Amended and Restated Credit Agreement dated as of July 16, 2014, among each lender from time to time a party thereto, Wells Fargo Bank, National Association (Wells Fargo), as Administrative Agent, Swing Line Lender, and L/C Administrator, Torchmark, as the Borrower, and TMK Re (the Restated Credit Agreement). The Restated Credit Agreement amends and restates that Credit Agreement dated as of December 10, 2010 among TMK, TMK Re, Wells Fargo, as Administrative Agent, Swing Line Lender, L/C Issuer and L/C Administrator, and the other lenders party thereto, which was originally scheduled to mature on January 7, 2015. The Restated Credit Agreement Provides for a credit facility in the amended amount of $750 million which will mature on July 16, 2019. Pursuant to this amended and restated facility, the participating lenders have agreed to make revolving loans to Torchmark and to issue, up to a $250 million sublimit, either secured or unsecured letters of credit for either Torchmark or TMK Re, in the form of several letters of credit or fronted letters of credit. Under the facility, Wells Fargo, in its capacity as Swing Line Lender has also agreed to make same day advances to Torchmark in the form of swing line loans up to a $35 million sublimit. The foregoing description of the Restated Credit Agreement is qualified in its entirety by reference to the Restated Credit Agreement, which is attached to this From 8-K as Exhibit 10.1 and which is incorporated by reference herein.

Torchmark and its subsidiaries from time to time have had, and may continue to have, various commercial, lending or other relationships with certain of the banks that are a party to the Credit Agreement and their affiliates.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1 Amended and Restated Credit Agreement dated as of July 16, 2014, among Torchmark Corporation, as Borrower, TMK Re, Ltd., as a Loan Party, Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Administrator and the other lenders listed therein.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORCHMARK CORPORATION

Date: July 21, 2014

/s/ Carol A. McCoy
Carol A. McCoy,
Vice President, Associate Counsel and Corporate Secretary

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